Exhibit 3.1

HRPT PROPERTIES TRUST

AMENDED AND RESTATED BYLAWS

As Amended and Restated March 20, 2003
and as further amended on December 15, 2003, March 10, 2004,
December 11, 2007 and March 31, 2008

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HRPT PROPERTIES TRUST

AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

Section 1.1.            Principal Office.  The principal office of the Trust shall be located at such place or places as the Board of Trustees may designate.

Section 1.2.            Additional Offices.  The Trust may have additional offices at such places as the Board of Trustees may from time to time determine or the business of the Trust may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 2.1.            Place.  All meetings of shareholders shall be held at the principal office of the Trust or at such other place within the United States as is designated by the Trustees or the chairman of the board or president, given either before or after the meeting and filed with the secretary of the Trust.

Section 2.2.            Annual Meeting.  An annual meeting of the shareholders for the election of Trustees and the transaction of any business within the powers of the Trust shall be held within six months after the end of each fiscal year. Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.

Section 2.3.            Special Meetings.

Section 2.3.1.         General.  The chief executive officer, the Board of Trustees or a majority of the Independent Trustees (as defined in the Declaration of Trust) may call a special meeting of the shareholders. Subject to Section 2.3.2 of this Section 2 and pursuant to the Articles Supplementary accepted for record by the State Department of Assessments and Taxation (the “SDAT”) as of May 10, 2000, a special meeting of shareholders shall also be called by the secretary of the Trust upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting (the “Special Meeting Percentage”).

Section 2.3.2.         Shareholder Requested Special Meetings.

(a)                                  Any shareholder of record seeking to have shareholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Trustees to fix a record date to determine the shareholders entitled to request a special meeting (the “Request Record Date”).  No shareholder may make a Record Date Request Notice unless such shareholder holds certificates for all shares of beneficial interest in the Trust owned by such shareholder, and a copy of each such certificate shall accompany such shareholder’s written request to the secretary, as described in the preceding sentence, in order for such request to be effective.  The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one (1) or more shareholders of record as of the date of signature (or their duly authorized agents), shall bear the date of signature of each such shareholder (or other agent) signing the Record Date Request Notice and shall set forth all information relating to each such shareholder that must be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Trustees may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten (10) days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Trustees. If the Board of Trustees, within ten (10) days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date and make a public announcement of such Request Record Date, the Request Record Date shall be the close of business on the 10th day after the first date on which the Record Date Request Notice is received by the secretary.

(b)           In order for any shareholder to request a special meeting, one (1) or more written requests for a special meeting signed by shareholders of record (or their duly authorized agents) as of the Request Record Date entitled to cast not less than the Special Meeting Percentage (the “Special Meeting Request”) shall be delivered to the secretary.  No shareholder may make a Record Date Request Notice unless such shareholder holds certificates for all shares of beneficial interest in the Trust owned by such shareholder, and a copy of each such certificate shall accompany such shareholder’s written request to the secretary, as described in the preceding sentence, in order for such request to be effective.  In addition, the Special Meeting Request shall set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to the matters set forth in the Record Date Request Notice received by the secretary), shall bear the date of signature of each such shareholder (or other agent) signing the Special Meeting Request, shall set forth the name and address, as they appear in the Trust’s books, of each shareholder signing such request (or on whose behalf the Special Meeting Request is signed) and the class and number of shares of beneficial interest of the Trust which are owned of record and beneficially by each such shareholder, shall be sent to the secretary by registered mail, return receipt requested, and shall be received by the secretary within sixty (60) days after the Request Record Date. Any requesting shareholder may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(c)           The secretary shall inform the requesting shareholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Trust’s proxy materials). The secretary shall not be required to call a special meeting upon shareholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (b) of this Section 2.3.2, the secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting.

(d)           Except as provided in the next sentence, any special meeting shall be held at such place, date and time as may be designated by the chief executive officer, the Board of Trustees or a majority of the Independent Trustees, whoever has called the meeting. In the case of any special meeting called by the secretary upon the request of shareholders (a “Shareholder Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Trustees; provided, however, that the date of any Shareholder Requested Meeting shall be not more than ninety (90) days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Trustees fails to designate, within ten (10) days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Shareholder Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Trustees fails to designate a place for a Shareholder Requested Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the principal executive offices of the Trust. In fixing a date for any special meeting, the chief executive officer, the Board of Trustees or a majority of the Independent Trustees may consider such factors as he, she or it deems relevant within the exercise of their business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board of Trustees to call an annual meeting or a special meeting. In the case of any Shareholder Requested Meeting, if the Board of Trustees fails to fix a Meeting Record Date that is a date within thirty (30) days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date.

(e)           If at any time as a result of written revocations of requests for the special meeting, shareholders of record (or their duly authorized agents) as of the Request Record Date entitled to cast less than the Special Meeting Percentage shall have delivered and not revoked requests for a special meeting, the secretary may refrain from mailing the notice of the meeting or, if the notice of the meeting has been mailed, the secretary may revoke the notice of the meeting at any time before ten (10) days before the meeting if the secretary has first sent to all other requesting shareholders written notice of such revocation and of the intention to revoke the notice of the meeting. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(f)            The Board of Trustees shall determine the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the Board of Trustees to perform such review, no such purported request shall be deemed to have been delivered to the secretary until the earlier of (i) five (5) Business Days after receipt by the secretary of such purported request and (ii) such date as the Board of Trustees may certify whether valid requests received by the secretary represent at least a majority of the issued and outstanding shares of stock that would be entitled to vote at such meeting.  The Board of Trustees’ determination regarding the validity of a Special Meeting Request shall be final and binding unless it is determined by a court of competent jurisdiction to have been made in bad faith.  Nothing contained in this paragraph (f) shall in any way be construed to suggest or imply that any shareholder shall not be entitled to contest whether the Board of Trustees’ actions determining the validity of a Special Meeting Request has been made in bad faith, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation), provided such action is commenced within five (5) Business Days after notice of the Board of Trustees’ determination regarding the invalidity of a Special Meeting Request is delivered to the requesting shareholders.  In the event of such a challenge, a purported Special Meeting Request shall be deemed not to have been delivered to the Trust until a final determination that the Board of Trustees acted in bad faith has been made by a court of competent jurisdiction and all times for applicable appeals of such determination have expired.

(g)           For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

Section 2.4.            Notice of Regular or Special Meetings.  Written notice specifying the place, day and hour of any regular or special meeting, the purposes of the meeting, and all other matters required by law shall be given to each shareholder of record entitled to vote, either personally or by sending a copy thereof by mail, telegraph or telecopier, charges prepaid, to his address appearing on the books of the Trust or theretofore given by him to the Trust for the purpose of notice or, if no address appears or has been given, addressed to the place where the principal office of the Trust is situated. If mailed, such notice shall be deemed to be given once deposited in the U.S. mail addressed to the shareholder at his post office address as it appears on the records of the Trust, with postage thereon prepaid. It shall be the duty of the secretary to give notice of each Annual Meeting of the Shareholders at least fifteen (15) days and not more than sixty (60) days before the date on which it is to be held. Whenever an officer has been duly requested by the Trustees to call a special meeting of shareholders, it shall be his duty to fix the date and hour thereof, which date shall be not less than twenty (20) days and not more than sixty (60) days after the receipt of such request, and to give notice of such special meeting within ten (10) days after receipt of such request.

Section 2.5.            Notice of Adjourned Meetings.  It shall not be necessary to give notice of the time and place of any adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which such adjournment is taken, except that when a meeting is adjourned for more than 120 days after the original record date, notice of the adjourned meeting shall be given as in the case of an original meeting.

Section 2.6.            Scope of Notice.  Any business of the Trust may be transacted at an annual meeting of shareholders without being specifically designated in the notice, except such business as is required by statute to be stated in such notice. No business shall be transacted at a special meeting of shareholders except as specifically designated in the notice.

Section 2.7.            Organization of Shareholder Meetings.  Every meeting of shareholders shall be conducted by an individual appointed by the Trustees to be chairperson of the meeting or, in the absence of such appointment or the absence of the appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting: the vice chairman of the board, if there be one, the president, the vice presidents in their order of rank and seniority or, in the absence of such officers, a chairperson chosen by the shareholders by the vote of holders of shares of beneficial interest representing a majority of the votes cast by shareholders present in person or represented by proxy. The secretary or, in the secretary’s absence, an assistant secretary or, in the absence of both the secretary and any and all assistant secretaries, a person appointed by the Trustees or, in the absence of such appointment, a person appointed by the chairperson of the meeting shall act as secretary of the meeting and record the minutes of the meeting. If the secretary presides as chairperson at a meeting of the shareholders, then the secretary shall not also act as secretary of the meeting and record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the chairperson of the meeting. The chairperson of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairperson, are appropriate for the proper conduct of the meeting, including, without limitation: (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies or other such persons as the chairperson of the meeting may determine; (c) limiting participation at the meeting on any matter to shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies or other such persons as the chairperson of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; (f) removing any shareholder or other person who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairperson of the meeting; and (g) recessing or adjourning the meeting to a later date and time and place announced at the meeting. Unless otherwise determined by the chairperson of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure or any established rules of order.

Section 2.8.            Quorum.  At any meeting of shareholders, the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Declaration of Trust for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the shareholders, the shareholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.9.            Voting.  At all elections of Trustees, voting by shareholders shall be conducted under the non-cumulative method and the election of Trustees shall be by the affirmative vote of the holders of shares representing a majority of the total number of votes authorized to be cast by shares then outstanding and entitled to vote thereon. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required herein or by statute or by the Declaration of Trust.

Section 2.10.          Proxies.  A shareholder may cast the votes entitled to be cast by him either in person or by proxy executed by the shareholder or by his duly authorized agent in any manner permitted by law. Such proxy shall be filed with such officer of the Trust as the Trustees shall have designated for such purpose for verification prior to such meeting. Any proxy relating to the Trust’s shares of beneficial interest shall be valid until the expiration date therein or, if no expiration is so indicated, for such period as is permitted pursuant to Maryland law. At a meeting of shareholders, all questions concerning the qualification of voters, the validity of proxies, and the acceptance or rejection of votes, shall be decided by the secretary of the meeting, unless inspectors of election are appointed pursuant to Section 2.13, in which event such inspectors shall pass upon all questions and shall have all other duties specified in said section.

Section 2.11.          Voting Rights.  The Board of Trustees shall fix the date for determination of shareholders entitled to vote at a meeting of shareholders. If no date is fixed for the determination of the shareholders entitled to vote at any meeting of shareholders, only persons in whose names shares entitled to vote stand on the share records of the Trust at the opening of business on the day of any meeting of shareholders shall be entitled to vote at such meeting.

Section 2.12.          Voting of Shares by Certain Holders.

(a)           Shares of the Trust registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing board of such corporation or other entity or pursuant to an agreement of the partners of the partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any trustee or other fiduciary may vote shares registered in his name as such fiduciary, either in person or by proxy.

(b)           Shares of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

(c)           The Trustees may adopt by resolution a procedure by which a shareholder may certify in writing to the Trust that any shares registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the share transfer books, the time after the record date or closing of the share transfer books within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Trustees consider necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the shareholder of record of the specified shares in place of the shareholder who makes the certification.

(d)           Notwithstanding any other provision contained herein or in the Declaration of Trust or these Bylaws, Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 2.13.          Inspectors.

(a)           At any meeting of shareholders, the chairperson of the meeting may appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares represented at the meeting based upon their determination of the validity and effect of proxies, count all votes, report the results and perform such other acts as are proper to conduct the election and voting at the meeting.

(b)           Each report of an inspector shall be in writing and signed by him or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be primafacie evidence thereof.

Section 2.14.          Reports to Shareholders.  The Trustees shall submit to the shareholders at or before the annual meeting of shareholders a report of the business and operations of the Trust during such fiscal year containing financial statements of the Trust, accompanied by the report of an independent certified public accountant, and such further information as the Trustees may determine is required pursuant to any law or regulation to which the Trust is subject. Within the earlier of twenty (20) days after the annual meeting of shareholders or 120 days after the end of the fiscal year of the Trust, the Trustees shall place the annual report on file at the principal office of the Trust and with any governmental agencies as may be required by law and as the Trustees may deem appropriate.

Section 2.15.          Nominations and Proposals to be Considered at Meeting of Shareholders.  Nominations of individuals for election to the Board of Trustees and the proposal of other business to be considered by the shareholders at an annual or special meeting of shareholders may be properly brought before the meeting only as set forth in this Section 2.15. All judgments and determinations made by the Board of Trustees or the chairperson of the meeting, as applicable, under this Section 2.15 (including without limitation judgments as to whether any matter or thing is satisfactory to the Board of Trustees and determinations as to the propriety of a proposed nomination or a proposal of other business) shall be final and binding unless determined by a court of competent jurisdiction to have been made in bad faith.

Section 2.15.1.             Annual Meetings of Shareholders.

(a)           Nominations of individuals for election to the Board of Trustees and the proposal of other business to be considered by the shareholders at an annual meeting of shareholders may be properly brought before the meeting (i) pursuant to the Trust’s notice of meeting by or at the direction of the Trustees or (ii) by any shareholder of the Trust who is a shareholder of record both at the time of giving of notice by the shareholder provided for in this Section 2.15.1 and at the time of the annual meeting, who is entitled to vote at the meeting on such election, or the proposal for other business, as the case may be, and who complies with this Section 2.15.

(b)           For nominations for election to the Board of Trustees or other business to be properly brought before an annual meeting by a shareholder pursuant to Section 2.15.1(a)(ii), the shareholder must have given timely notice thereof in writing to the secretary of the Trust and such other business must otherwise be a proper matter for action by shareholders. To be timely, a shareholder’s notice shall set forth all information required under this Section 2.15 and shall be delivered to the secretary at the principal executive offices of the Trust not later than 5:00 p.m. (Eastern Time) on the 90th day nor earlier than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting and not later than 5:00 p.m. (Eastern Time) on the later of: (i) the 90th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Trust. Neither the postponement or adjournment of an annual meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period for the giving of a shareholder’s notice as described above.   No shareholder may give a notice to the secretary described in this Section 2.15.1(b) unless such shareholder holds a certificate for all shares of beneficial interest of the Trust owned by such shareholder, and a copy of each such certificate shall accompany such shareholder’s notice to the secretary in order for such notice to be effective.

                A shareholder’s notice shall set forth:

(A)          as to each individual whom the shareholder proposes to nominate for election or reelection as a Trustee (a “Proposed Nominee”) and any Proposed Nominee Associated Person (as defined below), (1) the name, age, business address and residence address of such Proposed Nominee and the name and address of such Proposed Nominee Associated Person, (2) a statement of whether such Proposed Nominee is proposed for nomination as an Independent Trustee or a Managing Trustee and a description of such Proposed Nominee’s qualifications to be an Independent Trustee or Managing Trustee, as the case may be, (3) the class, series and number of any shares of beneficial interest of the Trust that are beneficially owned or owned of record by such Proposed

Nominee or by such Proposed Nominee Associated Person, (4) the date such shares were acquired and the investment intent of such acquisition, (5) a description of all purchases and sales of securities of the Trust by such Proposed Nominee or by such Proposed Nominee Associated Person during the previous twelve (12) month period, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, (6) a description of all Derivative Transactions by such Proposed Nominee or by such Proposed Nominee Associated Person during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, the transactions, such description to include all information that such Proposed Nominee or Proposed Nominee Associated Person would be required to report on an Insider Report if such Proposed Nominee or Proposed Nominee Associated Person were a Trustee of the Trust or the beneficial owner of more than ten percent (10%) of the shares of the Trust at the time of the transactions, (7) to the extent known by such Proposed Nominee or such Proposed Nominee Associated Person, the name and address of any other person who owns, of record or beneficially, any shares of beneficial interest of the Trust and who supports the Proposed Nominee for election or reelection as a Trustee, (8) all other information relating to such Proposed Nominee or such Proposed Nominee Associated Person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and (9) such Proposed Nominee’s notarized written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected;

(B)           as to any other business that the shareholder proposes to bring before the meeting, (1) a description of such business, (2) the reasons for proposing such business at the meeting and any material interest in such business of such shareholder or any Shareholder Associated Person (as defined below), including any anticipated benefit to such shareholder or any Shareholder Associated Person therefrom and (3) a representation that such shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting;

(C)           as to the shareholder giving the notice and any Shareholder Associated Person, (1) the class, series and number of all shares of the Trust which are owned of record by such shareholder or by such Shareholder Associated Person, if any, and (2) the class, series and number of, and the nominee holder for, all shares owned beneficially but not of record by such shareholder or by such Shareholder Associated Person, if any;

(D)          as to the shareholder giving the notice and any Shareholder Associated

Person covered by clause (B) or (C) above in this Section 2.15.1(b), (1) the name and address of such shareholder, as they appear on the Trust’s share ledger and the current name and address, if different, of such Shareholder Associated Person and (2) the investment strategy or objective, if any, of such shareholder or Shareholder Associated Person and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such shareholder or Shareholder Associated Person;

(E)           as to the shareholder giving the notice and any Shareholder Associated Person covered by clause (B) or (C) above in this Section 2.15.1(b), (1) a description of all purchases and sales of securities of the Trust by such shareholder or Shareholder Associated Person during the previous twelve (12) month period, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved and (2) a description of all Derivative Transactions by such shareholder or Shareholder Associated Person during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, the transactions, such description to include all information that such shareholder or Shareholder Associated Person would be required to report on an Insider Report if such shareholder or Shareholder Associated Person were a Trustee of the Trust or the beneficial owner of more than ten percent (10%) of the shares of the Trust at the time of the transactions; and

(F)           to the extent known by the shareholder giving the notice, the name and address of any other person who owns, beneficially or of record, any shares of beneficial interest of the Trust and who supports the nominee for election or reelection as a Trustee or the proposal of other business on the date of such shareholder’s notice.

(c)           Notwithstanding anything in the second sentence of Section 2.15.1(b) to the contrary, in the event that the number of Trustees to be elected to the Board of Trustees is increased and there is no public announcement of such action at least 100 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, a shareholder’s notice required by this Section 2.15.1 also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to the secretary at the principal executive offices of the Trust not later than 5:00 p.m. (Eastern Time) on the 10th day immediately following the day on which such public announcement is first made by the Trust.

(d)           For purposes of this Section 2.15, (i) “Shareholder Associated Person” of any shareholder shall mean (A) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (B) any beneficial owner of shares of beneficial interest of the Trust owned of record or beneficially by such shareholder and (C) any person controlling, controlled by or under common control with such shareholder or a Shareholder Associated Person; (ii) “Proposed Nominee Associated Person” of any Proposed Nominee shall mean (A) any person acting in concert with such Proposed Nominee, (B) any beneficial owner of shares of beneficial interest of the Trust owned of record or beneficially by such Proposed Nominee and (C) any person controlling, controlled by or under common control with such Proposed Nominee or a Proposed Nominee Associated Person; (iii) “Derivative Transaction” by a person shall mean any (A) transaction in, or arrangement, agreement or understanding with respect to, any option, warrant, convertible security, stock appreciation right or similar right with an exercise, conversion or exchange privilege, or settlement payment or mechanism related to, any security of the Trust, or similar instrument with a value derived in whole or in part from the value of a security of the Trust, in any such case whether or not it is subject to settlement in a security of the Trust or otherwise or (B) any transaction, arrangement, agreement or understanding which included or includes an opportunity for such person, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the Trust, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the Trust or to increase or decrease the number of securities of the Trust which such person was, is or will be entitled to vote, in any such case whether or not it is subject to settlement in a security of the Trust or otherwise; and (iv) “Insider Report” shall mean a statement required to be filed pursuant to Section 16 of the Exchange Act (or any successor provisions) by a person who is a Trustee of the Trust or who is directly or indirectly the beneficial owner of more than ten percent (10%) of the shares of the Trust.

Section 2.15.2.       Shareholder Nominations or Proposals Causing Covenant Breaches.   At the same time as or prior to the submission of any shareholder nomination or proposal of business to be considered at an annual or special meeting that, if approved and implemented by the Trust, would cause the Trust to be in breach of any covenant of the Trust in any existing or proposed debt instrument, agreement of the Trust or other material contract or agreement, the proponent shareholder or shareholders must submit to the secretary of the Trust at the principal executive offices of the Trust (a) evidence satisfactory to the Board of Trustees of the lender’s or contracting party’s willingness to waive the breach of covenant or (b) a plan for repayment of the indebtedness to the lender or correcting the contractual default, specifically identifying the actions to be taken or the source of funds to be used in the repayment, which plan must be satisfactory to the Board of Trustees in its discretion.

Section 2.15.3.       Shareholder Nominations or Proposals Requiring Regulatory Notice, Consent or Approval.  At the same time or prior to the submission of any shareholder nominations or proposal of business to be considered at an annual or special meeting that, if approved, could not be implemented by the Trust without notifying or obtaining the consent or approval of any federal, state, municipal or other regulatory body, the proponent shareholder or shareholders must submit to the secretary of the Trust at the principal executive offices of the Trust (a) evidence satisfactory to the Board of Trustees that any and all required notices, consents or approvals have been given or obtained, including without limitation such evidence as the Board of Trustees may require so that any nominee may be determined to satisfy any suitability or other requirements or (b) a plan, for making the requisite notices or obtaining the requisite consents or approvals, as applicable, prior to the implementation of the proposal or election, which plan must be satisfactory to the Board of Trustees in its discretion.

Section 2.15.4.       Special Meetings of Shareholders. As set forth in Section 2.6, only business brought before the meeting pursuant to the Trust’s notice of meeting shall be conducted at a special meeting of shareholders. Nominations of individuals for election to the Board of Trustees only may be made at a special meeting of shareholders at which Trustees are to be elected: (a) pursuant to the Trust’s notice of meeting; (b) by or at the direction of the Board of Trustees; or (c) provided that the Board of Trustees has determined that Trustees shall be elected at such special meeting, by any shareholder of the Trust who is a shareholder of record both at the time of giving of notice provided for in this Section 2.15.4 and at the time of the special meeting, who is entitled to vote at the meeting on such election and who has complied with the notice procedures set forth in this Section 2.15.4. In the event the Trust calls a special meeting of shareholders for the purpose of electing one (1) or more Trustees to the Board of Trustees, any such shareholder may nominate an individual or individuals (as the case may be) for election as a Trustee as specified in the Trust’s notice of meeting, if the shareholder’s notice contains the information required by Section 2.15.1(b) and the shareholder has given timely notice thereof in writing to the secretary of the Trust at the principal executive offices of the Trust. To be timely, a shareholder’s notice shall be delivered to the secretary of the Trust at the principal executive offices of the Trust not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m. (Eastern Time) on the later of (i) the 90th day prior to such special meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Trustees to be elected at such meeting. Neither the postponement or adjournment of a special meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period for the giving of a shareholder’s notice as described above.

Section 2.15.5.       General.

(a)           If information submitted pursuant to this Section 2.15 by any shareholder proposing a nominee for election as a Trustee or any proposal for other business at a meeting of shareholders shall be incomplete or inaccurate, any authorized officer or the Board of Trustees or any committee thereof may treat such information as not having been provided in accordance with this Section 2.15.  Upon written request by the secretary or the Board of Trustees or any committee thereof, any shareholder proposing a nominee for election as a Trustee or any proposal for other business at a meeting of shareholders shall provide, within three business days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory to any authorized officer or the Board or any committee thereof, in his, her or its sole discretion, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 2.15 and (ii) a written update, to a current date, of any information submitted by the shareholder pursuant to this Section 2.15 as of an earlier date. If a shareholder fails to provide such written verification or such written update within such period, any authorized officer or the Board of Trustees or any committee thereof may treat the information as to which written verification or written update was requested as not having been provided in accordance with this Section 2.15.  Nothing in this Section 2.15.5(a) shall require the Trust to request clarification or updating of information provided by any shareholder but the Board of Trustees, a committee thereof or the secretary acting on behalf of the Board or committee may do so in its discretion.

(b)           Only such individuals who are nominated in accordance with this Section 2.15 shall be eligible for election by shareholders as Trustees and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with this Section 2.15. The chairperson of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.15 and, if any proposed nomination or other business is not in compliance with this Section 2.15, to declare that such defective nomination or proposal be disregarded.

(c)           For purposes of this Section 2.15, “public announcement” shall mean disclosure in (i) a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or any other widely circulated news or wire service or (ii) a document publicly filed by the Trust with the United States Securities and Exchange Commission pursuant to the Exchange Act.

(d)           Notwithstanding the foregoing provisions of this Section 2.15, a shareholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.15. Nothing in this Section 2.15 shall be deemed to require that a shareholder nomination of an individual for election to the Board of Trustees or a shareholder proposal relating to other business be included in the Trust’s proxy statement except as may be required by law.

(e)           The Board of Trustees may from time to time require any individual nominated to serve as a Trustee to agree in writing with regard to matters of business ethics and confidentiality while such nominee serves as a Trustee, such agreement to be on the terms and in a form (the “Agreement”) determined satisfactory by the Board of Trustees, as amended and supplemented from time to time in the discretion of the Board of Trustees. The terms of the Agreement may be substantially similar to the Code of Business Conduct and Ethics of the Trust or any similar code promulgated by the Trust (the “Code of Business Conduct”) or may differ from or supplement the Code of Business Conduct.

Section 2.16.          Shareholder Actions by Written Consent.

(a)           Any shareholder of record seeking to take action by written consent shall, by sending written notice to the Secretary of the Trust (the “Consent Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Trustees to fix a record date to determine the shareholders entitled to act by written consent (the “Consent Record Date”). The Consent Record Date Request Notice shall set forth the proposed action(s) to be taken, shall be signed by one or more shareholders of record as of the date of the Consent Record Date Request Notice (or their agents duly authorized in writing), shall bear the date of signature of each such shareholder (or such agent) and shall set forth all information relating to each such shareholder that must be disclosed in solicitations of proxies for election of Trustees in an election contest (even if an election contest is not involved), as applicable, or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act. Upon receiving the Consent Record Date Request Notice, the Board of Trustees may fix a Consent Record Date. The Consent Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Consent Record Date is adopted by the Board of Trustees. If the Board of Trustees, within ten days after the date on which a valid Consent Record Date Request Notice is received, fails to adopt a resolution fixing the Consent Record Date, the Consent Record Date shall be the close of  business on the tenth day after the first date on which the applicable Consent Record Date Request Notice is received by the Secretary of the Trust.

(b)           In addition to the other requirements and procedures contained in this Section 2.16 regarding the ability of a shareholder to take action by written consent, in order for any shareholder to take action by written consent, one or more written consents signed by shareholders of record (or their agents duly authorized in writing) as of the Consent Record Date representing a majority (or such higher percentage as may be specified elsewhere in the Declaration of Trust or these Bylaws) of the shares outstanding and entitled to vote shall be delivered to the Secretary of the Trust. In addition, the written consent shall set forth the action(s) to be taken (which shall be limited to those lawful matters set forth in the Consent Record Date Request Notice received by the Secretary of the Trust), shall bear the date of signature of each such shareholder (or such agent) signing the written consent, shall set forth the name and address, as they appear in the Trust’s books, of each shareholder signing such written consent (or on whose behalf the written consent is signed), shall set forth the class, series and number of all shares of beneficial interest of the Trust which are owned by each such shareholder, as of the Consent Record Date, and, if applicable, nominee holder for, and number of, shares owned by such shareholder beneficially but not of record as of the Consent Record Date, shall be sent to the Secretary of the Trust by registered mail, return receipt requested, and must be received by the Secretary of the Trust within 60 days after the Consent Record Date (the “Written Consent Window”). Any shareholder may revoke his, her or its written consent at any time before the action directed by the written consent is taken, by written revocation delivered to the Secretary of the Trust.

(c)           The chairman of the board, chief executive officer, president or the Board of Trustees may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Trust for the purpose of performing a review of the validity of any written consent received by the Secretary of the Trust. Following the end of the Written Consent Window, there will be a period of 90 days (the “Review Period”) to permit the inspectors to perform such review and certify the written consents if necessary or appropriate in the Board of Trustee’s discretion, during which time the Trust would not be required to take any other action regarding the written consent. Nothing contained in this paragraph (c) shall in any way be construed to suggest or imply that the Trust or any shareholder shall not be entitled to contest the validity of any written consent, whether during or after such Review Period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

Section 2.17.          Voting by Ballot.  Voting on any question or in any election may be viva voce unless the presiding officer of the meeting or any shareholder shall demand that voting be by ballot.

ARTICLE III

TRUSTEES

Section 3.1.            General Powers; Qualifications; Trustees Holding Over.  The business and affairs of the Trust shall be managed under the direction of its Board of Trustees. A Trustee shall be an individual at least twenty-one (21) years of age who is not under legal disability. In case of failure to elect Trustees at an annual meeting of the shareholders, the Trustees holding over shall continue to direct the management of the business and affairs of the Trust until their successors are elected and qualify.

Section 3.2.            Independent Trustees and Managing Trustees.  A majority of the Trustees holding office shall at all times be Independent Trustees (as defined below); provided, however, that upon a failure to comply with this requirement as a result of the creation of a temporary vacancy which must be filled by an Independent Trustee, whether as a result of enlargement of the Board of Trustees or the resignation, removal or death of a Trustee who is an Independent Trustee, such requirement shall not be applicable. An “Independent Trustee” is one who is not an employee of the Advisor (as defined in the Declaration of Trust), who is not involved in the Trust’s day-to-day activities,  who meets the qualifications of an independent trustee under the Declaration of Trust and who meets the qualifications of an independent director under the applicable rules of each National Securities Exchange upon which shares of the Trust are listed for trading and the Securities and Exchange Commission, as those requirements may be amended from time to time.  If the number of Trustees, at any time, is set at less than five (5), at least one (1) Trustee shall be a Managing Trustee.  So long as the number of Trustees shall be five (5) or greater, at least two (2)  Trustees shall be Managing Trustees.  “Managing Trustees” shall mean Trustees who are not Independent Trustees and who have been employees of the Advisor or involved in the day to day activities of the Trust for at least one (1) year prior to their election.  If at any time the Board of Trustees shall not be comprised of a majority of Independent Trustees, the Board of Trustees shall take such actions as will cure such condition; provided that the fact that the Board of Trustees does not have a majority of Independent Trustees at any time or from time to time shall not affect the validity of any action taken by the Board of Trustees.

Section 3.3.            [Intentionally Omitted.]

Section 3.4.            Number and Tenure.  Pursuant to the Articles Supplementary accepted for record by the SDAT as of May 10, 2000, the number of Trustees constituting the entire Board of Trustees may be increased or decreased from time to time only by a vote of the Trustees, provided however that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees.  The number of Trustees shall be five (5) until increased or decreased by the Board of Trustees.

Section 3.5.            Annual and Regular Meetings. An annual meeting of the Trustees shall be held immediately after and at the same place as the annual meeting of shareholders, no notice other than this Bylaw being necessary. The time and place of the annual meeting of the

Trustees may be changed by the Board of Trustees. The Trustees may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Trustees without other notice than such resolution.

Section 3.6.            Special Meetings. Special meetings of the Trustees may be called at any time by the chairman of the board, any Managing Trustee or the president and shall be called by request of any two (2) Trustees then in office. The person or persons authorized to call special meetings of the Trustees may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Trustees called by them.

Section 3.7.            Notice.  Notice of any special meeting shall be given by written notice delivered personally, telegraphed, delivered by electronic mail, telephoned, facsimile-transmitted or mailed to each Trustee at his business or residence address. Personally delivered, telegraphed, telephoned, facsimile-transmitted or electronically mailed notices shall be given at least twenty-four (24) hours prior to the meeting. Notice by mail shall be deposited in the U.S. mail at least seventy-two (72) hours prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid. If given by telegram, such notice shall be deemed to be given when the telegram is delivered to the telegraph company. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Trust by the Trustee. Telephone notice shall be deemed given when the Trustee is personally given such notice in a telephone call to which he is a party. Facsimile-transmission notice shall be deemed given upon completion of the transmission of the message to the number given to the Trust by the Trustee and receipt of a completed answer-back indicating receipt. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 3.8.            Quorum.  A majority of the Trustees shall constitute a quorum for transaction of business at any meeting of the Trustees, provided that, if less than a majority of such Trustees are present at a meeting, a majority of the Trustees present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Declaration of Trust or these Bylaws, the vote of a majority of a particular group of Trustees is required for action, a quorum for that action must also include a majority of such group.

The Trustees present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Trustees to leave less than a quorum.

Section 3.9.            Voting.  The action of the majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Trustees, unless the concurrence of a greater proportion is required for such action by specific provision of an applicable statute, the Declaration of Trust or these Bylaws.

Section 3.10.          Telephone Meetings.  Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting. Such meeting shall be deemed to have been held at a place designated by the Trustees at the meeting.

Section 3.11.          Informal Action by Trustees.  Unless specifically otherwise provided in the Declaration of Trust, any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting, if a majority of the Trustees shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the records of the Trust and shall have the same force and effect as the affirmative vote of such Trustees at a duly held meeting of the Trustees at which a quorum was present.

Section 3.12.          Waiver of Notice.  The actions taken at any meeting of the Trustees, however called and noticed or wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the Trustees not present signs a written waiver of notice, a consent to the holding of such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be lodged with the Trust records or made a part of the minutes of the meeting.

Section 3.13.          Vacancies.  Pursuant to the Articles Supplementary accepted for record by the SDAT as of May 10, 2000, if for any reason any or all the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder (even if fewer than three (3) Trustees remain). Any vacancy on the Board of Trustees may be filled only by a majority of the remaining Trustees, even if the remaining Trustees do not constitute a quorum. Any Trustee elected to fill a vacancy shall hold office for the remainder of the full term of the class of Trustees in which the vacancy occurred and until a successor is elected and qualifies.

Section 3.14.          Compensation; Financial Assistance.

Section 3.14.1.         Compensation.  The Trustees shall be entitled to receive such reasonable compensation for their services as Trustees as the Trustees may determine from time to time. Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Trustees or of any committee thereof; and for their expenses, if any, in connection with each property visit and any other service or activity performed or engaged in as Trustee. The Trustees shall be entitled to receive remuneration for services rendered to the Trust in any other capacity, and such services may include, without limitation, services as an officer of the Trust, services as an employee of the Advisor (as defined in the Declaration of Trust), legal, accounting or other professional services, or services as a broker, transfer agent or underwriter, whether performed by a Trustee or any person affiliated with a Trustee.

Section 3.14.2.         Financial Assistance to Trustees.  The Trust may lend money to, guarantee an obligation of or otherwise assist a Trustee or a trustee of its direct or indirect subsidiary. The loan, guarantee or other assistance may be with or without interest, unsecured or secured in any manner that the Board of Trustees approves, including by a pledge of shares.

Section 3.15.            Removal of Trustees.  The shareholders may, at any time, remove any Trustee in the manner provided in the Declaration of Trust.

Section 3.16.            Loss of Deposits.  No Trustee shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association or other institution with whom moneys or shares have been deposited.

Section 3.17.            Surety Bonds.  Unless specifically required by law, no Trustee shall be obligated to give any bond or surety or other security for the performance of any of his duties.

Section 3.18.            Reliance.  Each Trustee, officer, employee and agent of the Trust shall, in the performance of his duties with respect to the Trust, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel or upon reports made to the Trust by any of its officers or employees or by the Advisor, accountants, appraisers or other experts or consultants selected by the Trustees or officers of the Trust, regardless of whether such counsel or expert may also be a Trustee.

Section 3.19.            Interested Trustee Transactions.  Section 2-419 of the Maryland General Corporation Law shall be available for and apply to any contract or other transaction between the  Trust and any of its Trustees or between the Trust and any other trust, corporation, firm or other entity in which any of its Trustees is a trustee or director or has a material financial interest.

Section 3.20.            Qualifying Shares Not Required.  Trustees need not be shareholders of the Trust.

Section 3.21.            Certain Rights of Trustees, Officers, Employees and Agents.  The Trustees shall have no responsibility to devote their full time to the affairs of the Trust. Any Trustee or officer, employee or agent of the Trust, in his personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, may have business interests and engage in business activities similar or in addition to those of or relating to the Trust.

Section 3.22.            Certain Transactions.  Notwithstanding any other provision in the Bylaws, no determination shall be made by the Trustees nor shall any transaction be entered into by the Trust that would cause any shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

ARTICLE IV

COMMITTEES

Section 4.1.            Number; Tenure and Qualifications.  The Board of Trustees shall appoint an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of those committees shall be composed of three of more Trustees, to serve at the pleasure of the Board of Trustees. The Board of Trustees may also appoint other committees from time to time composed of one or more members, at least one of which shall be a Trustee, to serve at the pleasure of the Board of Trustees. The Board of Trustees shall adopt a charter with respect to the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, which charter shall specify the purposes, the criteria for membership and the responsibility and duties and may specify other matters with respect to each such committee. The Board of Trustees may also adopt a charter with respect to other committees of the Board of Trustees.

Section 4.2.            Powers.  The Trustees may delegate any of the powers of the Trustees to committees appointed under Section 4.1 and composed solely of Trustees, except as prohibited by law. In the event that a charter has been adopted with respect to a committee composed solely of Trustees, such charter shall constitute a delegation by the Trustees of the powers of the Board of Trustees necessary to carry out the purposes, responsibilities and duties of such committee provided in such Charter or reasonably related to those purposes, responsibilities and duties, to the extent permitted by law.

Section 4.3.            Meetings.  In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another Trustee to act in the place of such absent member. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees.

One-third, but not less than one, of the members of any committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee. The Board of Trustees or, if authorized by the Board in a committee charter or otherwise, the committee members may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meetings unless the Board shall otherwise provide. In the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another Trustee to act at the meeting in the place of such absent or disqualified members.

Each committee shall keep minutes of its proceedings and shall report the same to the Board of Trustees at the next regularly scheduled meeting of the full Board of Trustees and, except as otherwise provided by law or under the rules of the Securities and Exchange Commission and applicable stock exchanges on which the Trust’s shares are traded, any action by the committee shall be subject to revision and alteration by the Board of Trustees, provided that no rights of third persons shall be affected by any such revision or alteration.

Section 4.4.            Telephone Meetings.  Members of a committee of the Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 4.5.            Informal Action by Committees.  Any action required or permitted to be taken at any meeting of a committee of the Trustees may be taken without a meeting, if a consent in writing to such action is signed by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.

Section 4.6.            Vacancies.  Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 5.1.            General Provisions.  The officers of the Trust shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, a chief operating officer, a chief financial officer, one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers. In addition, the Trustees may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Trust shall be elected annually by the Trustees at the first meeting of the Trustees held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon  thereafter as may be convenient. Each officer shall hold office until his successor is elected and qualifies or until his death, resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. In their discretion, the Trustees may leave unfilled any office except that of president and secretary. Election of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent.

Section 5.2.            Removal and Resignation.  Any officer or agent of the Trust may be removed by the Trustees if in their judgment the best interests of the Trust would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Trust may resign at any time by giving written notice of his resignation to the Trustees, the chairman of the board, the president or the secretary. Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Trust.

Section 5.3.            Vacancies.  A vacancy in any office may be filled by the Trustees for the balance of the term.

Section 5.4.            Chief Executive Officer.  The Trustees may designate a chief executive officer from among the elected officers. The chief executive officer shall have responsibility for implementation of the policies of the Trust, as determined by the Trustees, and for the administration of the business affairs of the Trust. In the absence of both the chairman and vice chairman of the board, the chief executive officer shall preside over the meetings of the Trustees at which he shall be present. The Managing Trustees, or any of them, may be designated to function as the chief executive officer of the Trust.

Section 5.5.            Chief Operating Officer.  The Trustees may designate a chief operating officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Trustees or the chief executive officer.

Section 5.6.            Chief Financial Officer.  The Trustees may designate a chief financial officer from among the elected officers. Said officer will have the responsibilities and duties as set forth by the Trustees or the chief executive officer.

Section 5.7.            Chairman and Vice Chairman of the Board.  The chairman of the board, if any, shall in general oversee all of the business and affairs of the Trust. In the absence of the chairman of the board, the vice chairman of the board, if any, shall preside at such meetings at which he shall be present. The chairman and the vice chairman of the board, if any, may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed. The chairman of the board and the vice chairman of the board, if any, shall perform such other duties as may be assigned to him or them by the Trustees. In the absence of a chairman and vice chairman of the board or if none are appointed, the Managing Trustees, or either of them, shall perform all duties and have all power and authority assigned to the chairman under these Bylaws.

Section 5.8.            President.  The president may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Trustees from time to time.

Section 5.9.            Vice Presidents.  In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to him by the president or by the Trustees. The Trustees may designate one or more vice presidents as executive vice president, senior vice president or as vice president for particular areas of responsibility.

Section 5.10.          Secretary.  The secretary shall (a) keep the minutes of the proceedings of the shareholders, the Trustees and committees of the Trustees in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the Trust records and of the seal of the Trust; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) maintain at the principal office of the Trust a share register, showing the ownership and transfers of ownership of all shares of the Trust, unless a transfer agent is employed to maintain and does maintain such a share register; and (f) in general perform such other duties as from time to time may be assigned to him by the chief executive officer, the president or the Trustees.

Section 5.11.          Treasurer.  The treasurer shall have the custody of the funds and securities of the Trust and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Trustees.

He shall disburse the funds of the Trust as may be ordered by the Trustees, taking proper vouchers for such disbursements, and shall render to the president and Trustees, at the regular meetings of the Trustees or whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the Trust.

Section 5.12.          Assistant Secretaries and Assistant Treasurers.  The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president or the Trustees. The assistant treasurers shall, if required by the Trustees, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Trustees.

ARTICLE VI

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 6.1.            Contracts.  The Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document executed by one or more of the Trustees or by an authorized person shall be valid and binding upon the Trustees and upon the Trust when authorized or ratified by action of the Trustees.

Section 6.2.            Checks and Drafts.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or agent of the Trust in such manner as shall from time to time be determined by the treasurer or by the Trustees.

Section 6.3.            Deposits.  All funds of the Trust not otherwise employed shall be deposited from time to time to the credit of the Trust in such banks, trust companies or other depositories as the treasurer or the Trustees may designate.

ARTICLE VII

SHARES

Section 7.1.            Certificates.  At the election of the Trust, ownership of shares may be evidenced by certificates, as described in Section 6.2 of the Declaration of Trust.  Such certificates shall be signed by the chief executive officer, the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Trust.  Certificates shall be consecutively numbered; and if the Trust shall from time to time issue several classes of shares, each class may have its own number series.  A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.  If the Trust elects that ownership of shares may not be evidenced by certificates, no shareholder shall be entitled to receive a certificate for shares held by such shareholder.

Section 7.2.            Transfers.

(a)           Certificates shall be treated as negotiable and title thereto and to the shares they represent shall be transferred, as described in Sections 6.2 and 6.6 of the Declaration of Trust.

(b)           The Trust shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided in these Bylaws or by the laws of the State of Maryland.

(c)           Notwithstanding the foregoing, transfers of shares of beneficial interest of the Trust will be ubject in all respects to the Declaration of Trust and all of the terms and conditions contained therein.

Section 7.3.            Replacement Certificate.  If any shares are evidenced by certificates, and subject to any determination by the Trust that such shares shall no longer be evidenced by certificates, any officer designated by the Trustees may direct a new certificate to be issued in place of any certificate previously issued by the Trust alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed.  When authorizing the issuance of a new certificate, an officer designated by the Trustees may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner’s legal representative to advertise the same in such manner as he shall require and/or to give bond, with sufficient surety, to the Trust to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 7.4.            Closing of Transfer Books or Fixing of Record Date.

(a)           The Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose.

(b)           In lieu of fixing a record date, the Trustees may provide that the share transfer books shall be closed for a stated period but not longer than twenty (20) days. If the share transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten (10) days before the date of such meeting.

(c)           If no record date is fixed and the share transfer books are not closed for the determination of shareholders, (i) the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting, whichever is the closer date to the meeting; and (ii) the record date for the determination of shareholders entitled to receive payment of a dividend or an allotment of any other rights shall be the close of business on the day on which the resolution of the Trustees, declaring the dividend or allotment of rights, is adopted.

(d)           When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

Section 7.5.            Share Ledger.  The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent a share ledger containing the name and address of each shareholder and the number of shares of each class held by such shareholder.

Section 7.6.            Fractional Shares; Issuance of Units.  The Trustees may issue fractional shares or provide for the issuance of scrip, as described in Section 6.3 of the Declaration of Trust.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the Trust shall be the calendar year.

ARTICLE IX

DISTRIBUTIONS

Section 9.1.            Authorization.  Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized and declared by the Trustees, subject to the provisions of law and the Declaration of Trust. Dividends and other distributions may be paid in cash, property or shares of the Trust, subject to the provisions of law and the Declaration of Trust.

Section 9.2.            Contingencies.  Before payment of any dividends or other distributions, there may be set aside out of any funds of the Trust available for dividends or other distributions such sum or sums as the Trustees may from time to time, in their absolute discretion, think proper as a reserve fund for contingencies or for any other purpose as the Trustees shall determine to be in the best interest of the Trust, and the Trustees may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

SEAL

Section 10.1.          Seal.  The Trustees may authorize the adoption of a seal by the Trust. The seal shall have inscribed thereon the name of the Trust and the year of its formation. The Trustees may authorize one or more duplicate seals and provide for the custody thereof.

Section 10.2.          Affixing Seal.  Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Trust.

ARTICLE XI

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to the Declaration of Trust, these Bylaws or applicable law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE XII

AMENDMENT OF BYLAWS

Except for any change for which the Declaration or these Bylaws requires approval by more than a majority vote of the Trustees, these Bylaws may be amended or repealed or new or additional Bylaws may be adopted only by the vote or written consent of a majority of the Trustees.

ARTICLE XIII

MISCELLANEOUS

Section 13.1.          References to Declaration of Trust.  All references to the Declaration of Trust shall include any amendments thereto.

Section 13.2.          Inspection of Bylaws.  The Trustees shall keep at the principal office for the transaction of business of the Trust the original or a copy of the Bylaws as amended or otherwise altered to date, certified by the secretary, which shall be open to inspection by the shareholders at all reasonable times during office hours.

Section 13.3.          Election to be Subject to Part of Title 3, Subtitle 8.  Notwithstanding any other provision contained in the Declaration of Trust or these Bylaws, the Trust hereby elects to be subject to Section 3-804(b) and (c) and Section 3-805 of Title 3, Subtitle 8 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute). This Section 13.3 only may be repealed, in whole or in part, by a subsequent amendment to these Bylaws.